SWM ANNOUNCES FOURTH QUARTER 2011 RESULTS

ALPHARETTA, GA, February 1, 2012 -- SWM (NYSE: SWM) today reported fourth quarter 2011 earnings results for the period ended December 31, 2011.

Fourth Quarter and Full Year Financial Highlights:

•	Net sales of $218.1 million; $816.2 million full year

•	Operating profit, excluding restructuring and impairment expense and valuation allowance on business tax credits, of $55.7 million; $149.1 million full year

•	Income from continuing operations of $41.2 million; $87.6 million full year

•	Royalty income of $15.6 million; $17.0 million full year

•
Adjusted EBITDA from Continuing Operations of $66.0 million (Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure that excludes restructuring and impairment expenses and valuation allowance on ICMS business tax credits - see non-GAAP reconciliations); $188.8 million full year

•	Unusual deferred income tax benefits of $6.9 million

•
Diluted net income per share from continuing operations of $2.46, compared to $0.80 per share in fourth quarter 2010; excluding per share restructuring and impairment expense of $0.20 in 2011 and $0.27 in 2010, adjusted net income per share from continuing operations of $2.66 compared to $1.07 per share in the fourth quarter of 2010

•
Full year diluted net income per share from continuing operations, excluding restructuring and impairment expense and valuation allowance on business tax credits, of $6.39 in 2011 compared to $4.38 in 2010

Fourth Quarter Operational Highlights:

•	LIP royalty income, including a settlement of past sales and 2011 running royalties

•	Increased EU LIP profitability on higher Lower Ignition Propensity (LIP) cigarette paper sales volumes

•	Reconstituted Tobacco volumes increased compared to third quarter 2011; even with fourth quarter 2010

•	Continued cost savings and benefits from operational excellence initiatives

•	Continued inflationary cost increases

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "SWM's fourth quarter 2011 performance further benefited from LIP royalty income and LIP sales in Europe. We realized improved operating efficiencies with newly installed capacity and have now reached full LIP demand in Europe. Full year Reconstituted Tobacco sales volumes declined less than 1% compared to 2010. We are pleased with the full year performance of this segment given the volatile conditions within the leaf tobacco sector. Fourth quarter and full year earnings benefited from our operational excellence initiatives, but these benefits were partially offset by higher mill operating costs including seasonal machine downtime and higher litigation expenses as we work towards resolving outstanding LIP legal actions."

"We are confident that our continued focus on sound execution will deliver in 2012 another year of financial success as we further advance our strategies to reposition our business portfolio towards higher-value products and growing our market presence in Asia. As we enter 2012, macroeconomic factors and foreign exchange volatility remain challenging. On a currency neutral basis with 2011, we expect 2012 diluted earnings per share, excluding restructuring and impairment expenses to exceed $7.20. This earnings estimate considers the full year effect of European LIP adoption and projects stable demand for RTL products and lower wood pulp prices. If average exchange rates for full year 2012 remain at current spot rates, currency translation would decrease expected full year diluted earnings per share by approximately 5%. We are confident our continued success in driving cost reductions through our operational excellence and lean manufacturing efforts, as well as improved efficiency across our European LIP capacity, will help mitigate inflationary impacts."

Fourth Quarter 2011 Results

Net sales were $218.1 million in the three-month period ended December 31, 2011, versus $182.8 million in the prior-year quarter. Net sales increased due to $21.0 million in net favorable effects of changes in sales volume, mix and selling prices and $15.6 million due to royalty income, partially offset by $1.3 million in unfavorable foreign currency impacts primarily from the U.S. dollar and euro.

Operating profit from continuing operations was $50.0 million in the three-month period ended December 31, 2011 versus $22.9 million in the prior-year quarter. The $27.1 million increase in operating profit is due to $15.6 million in royalty income, $14.9 million favorable effect of higher sales volumes and $6.6 million in reduced manufacturing costs primarily due to benefits from our operational excellence initiatives. These positive factors were partially offset by a $3.5 million increase in inflationary costs, primarily energy, and $1.1 million of European LIP start-up costs.

In the fourth quarter, the company recorded deferred income tax benefits of $6.9 million. These benefits included $11.6 million in Polish Special Economic Zone tax credits upon the November 2011 effective date of LIP legislation in Europe, which together with Poland's profitable operations provides sufficient assurance of utilizing the credits and $1.2 million in additional tax assets due to a tax rate increase enacted in France. The company recorded a $5.9 million valuation allowance to fully reserve its deferred tax assets in Brazil.

The fourth quarter results of discontinued operations included a $6.4 million net gain, or $0.38 per diluted share, resulting from the liquidation and deconsolidation of the Malaucène operations in France.

Operational Trends (Volume, Pricing and Cost)

During the fourth quarter, sales volumes of LIP cigarette paper increased 60% versus the fourth quarter of 2010 due to ramp-up of sales in Europe. Volume declined for traditional tobacco-related papers during the fourth quarter versus the prior-year quarter, reflecting lower demand in certain markets. Overall demand for tobacco-related papers declined 2% for the quarter. Including sales volume increases at our Chinese paper joint venture, which are not reported in consolidated SWM results, fourth quarter SWM world-wide tobacco-related papers sales volume declined 1% over the prior year.

Our Chinese paper joint venture, CTM, generated $1.3 million in income from equity affiliates for the company during the fourth quarter, reflecting continued growth in sales volumes and operational improvements. Sales volume in the fourth quarter of 2011 at CTM increased 9% versus the prior-year quarter.

Full Year Cash Flow and Quarterly Dividend

Cash provided by operations was $81.5 million for the full year 2011, compared with $141.1 million in the prior year. The lower cash generation during the 2011 period was largely due to a planned increase in working capital, totaling $24.0 million, primarily reflecting new working capital needed to support operations in Poland versus $28.3 million cash provided by reduction of working capital in 2010.

Net debt, at December 31, 2011 was $69.5 million, compared with cash, net of debt, of $35.5 million at December 31, 2010. Total debt was 23.5% of capital at December 31, 2011.

Capital spending was $60.9 million and $73.7 million during the years ended December 31, 2011 and 2010, respectively. The 2011 capital spending included $11.2 million to complete the LIP printing facility in Poland and $31.0 million to bring construction of the RTL facility in the Philippines to a mothball state until the company determines to complete construction and initiate operations.

Capital spending is projected to be approximately $35 million in 2012. Other cash uses during 2012 are currently expected to be $40 million to $50 million including funding of the new China RTL joint venture.

SWM announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on March 22, 2012 to stockholders of record on February 23, 2012.

Conference Call

SWM will hold a conference call to review fourth quarter 2011 results with investors and analysts at 8:30 a.m. eastern time, on Thursday, February 2, 2012. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 7 countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company's sales are concentrated to a limited number of customers. In 2011, 54% of its sales were to its four largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company's results of operations.

•
The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, Philip Morris - USA began advising the company in 2009 that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product during the period April 2009 through December 2010. Notwithstanding that the dispute is now over a year old, and SWM has consistently advised Philip Morris - USA that it disagrees with its position, Philip Morris -USA to-date has not instituted any formal action to bring this matter to a close. Philip Morris - USA has also consistently paid the full invoiced amount from the date of the first notice of dispute to the present thereby avoiding any contention by SWM that the agreement has been breached for non-payment. Philip Morris - USA's action reflects a requirement found in the Virginia Uniform Commercial Code, the law that governs the contract, that suggests a party making full payment of a disputed invoice potentially waives any right to recover the amount paid unless such payment is accompanied by an explicit reservation of rights. Currently, the disputed amount is approximately $24.4 million. While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company's results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included in the blend that forms the column of tobacco in various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material effect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

•
Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended September 30, 2011. The fourth quarter and full year 2011 financial results reported in this release are preliminary and unaudited. Final results are expected to be announced when the company files its Annual Report on Form 10-K for the year ended December 31, 2011 on or about February 24, 2012. Final results could differ from the preliminary results reported in this release. The company assumes no obligation and does not intend to update this information prior to filing its Annual Report on Form 10-K for the year ended December 31, 2011.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses and a business tax valuation allowance. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Scott Humphrey
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31
	2011	2010	% Change
Net Sales	$218.1	$182.8	19.3%
Cost of products sold	136.2	134.5	1.3
Gross Profit	81.9	48.3	69.6

Selling expense	5.7	4.7	21.3
Research expense	2.6	2.3	13.0
General expense	17.9	12.2	46.7
Total nonmanufacturing expenses	26.2	19.2	36.5

Restructuring and impairment expense	5.7	6.2	(8.1)
Operating Profit	50.0	22.9	N.M.
Interest expense	0.8	0.4	100.0
Other income (expense), net	(1.6)	0.7	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	47.6	23.2	N.M.

Provision (benefit) for income taxes	7.7	9.7	(20.6)
Income from equity affiliates	1.3	1.1	18.2
Income from Continuing Operations	41.2	14.6	N.M.
Income (Loss) from Discontinued Operations	6.4	(0.9)	N.M.
Net Income	$47.6	$13.7	N.M.

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$2.48	$0.82	N.M.
Income (loss) per share from discontinued operations	0.38	(0.06)	N.M.
Net income per share – basic	$2.86	$0.76	N.M.

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$2.46	$0.80	N.M.
Income (loss) per share from discontinued operations	0.38	(0.05)	N.M.
Net income per share – diluted	$2.84	$0.75	N.M.

Cash Dividends Declared Per Share	$0.15	$0.15

Weighted Average Shares Outstanding:

Basic	15,985,600	17,483,900

Diluted	16,140,100	17,894,100

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	For the Year Ended December 31,
	2011	2010	% Change
Net Sales	$816.2	$740.2	10.3%
Cost of products sold	575.7	543.6	5.9
Gross Profit	240.5	196.6	22.3

Selling expense	22.0	19.0	15.8
Research expense	9.3	8.5	9.4
General expense	60.1	46.1	30.4
Total nonmanufacturing expenses	91.4	73.6	24.2

Valuation allowance on ICMS business tax credits	15.9	—	N.M.
Restructuring and impairment expense	14.0	13.4	4.5
Operating Profit	119.2	109.6	8.8
Interest expense	2.6	1.8	44.4
Other income (expense), net	(2.6)	0.2	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	114.0	108.0	5.6

Provision for income taxes	31.1	39.8	(21.9)
Income from equity affiliates	4.7	3.2	46.9
Income from Continuing Operations	87.6	71.4	22.7
Income (Loss) from Discontinued Operations	5.0	(6.1)	N.M.
Net Income	$92.6	$65.3	41.8%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$5.20	$3.94	32.0%
Income (loss) per share from discontinued operations	0.30	(0.34)	N.M.
Net income per share – basic	$5.50	$3.60	52.8%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$5.16	$3.86	33.7%
Income (loss) per share from discontinued operations	0.30	(0.33)	N.M.
Net income per share – diluted	$5.46	$3.53	54.7%

Cash Dividends Declared Per Share	$0.60	$0.60

Weighted Average Shares Outstanding:

Basic	16,615,100	17,686,700

Diluted	16,743,400	18,049,400

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$76.5	$87.3
Accounts receivable	112.3	98.9
Inventories	113.8	113.8
Other current assets	24.4	12.8
Property, plant and equipment, net	428.8	440.8
Other noncurrent assets	89.4	96.8
Total Assets	$845.2	$850.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$5.0	$8.7
Other current liabilities	135.8	178.0
Long-term debt	141.0	43.1
Pension and other postretirement benefits	42.3	46.3
Deferred income tax liabilities	19.8	28.9
Other noncurrent liabilities	25.4	21.2
Stockholders’ equity	475.9	524.2
Total Liabilities and Stockholders’ Equity	$845.2	$850.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in millions)
(Unaudited)

	For the Year Ended December 31,
	2011	2010
Net income	$92.6	$65.3
Less: Income (loss) from discontinued operations	5.0	(6.1)
Income from continuing operations	87.6	71.4

Depreciation and amortization	43.6	40.0
Restructuring-related impairment	6.8	4.5
Valuation allowance on ICMS business tax credits	15.9	—
Amortization of deferred revenue	(6.0)	(7.2)
Deferred income tax provision (benefit)	(15.9)	25.4
Pension and other postretirement benefits	(6.5)	2.1
Stock-based compensation	3.9	7.7
Income from equity affiliate	(4.7)	(3.2)
Excess benefits of stock-based awards	(10.0)	(1.6)
Other items	(3.0)	(3.4)
Net changes in operating working capital	(24.0)	28.3
Net cash provided (used) by operating activities of:
Continuing operations	87.7	164.0
Discontinued operations	(6.2)	(22.9)
Cash Provided by Operations	81.5	141.1

Capital spending	(60.9)	(73.7)
Capitalized software costs	(1.3)	(9.3)
Investment in equity affiliates	(12.2)	—
Other investing	2.3	1.8
Cash Used for Investing	(72.1)	(81.2)

Cash dividends paid to SWM stockholders	(10.1)	(10.8)
Changes in short-term debt	2.3	3.3
Proceeds from issuances of long-term debt	226.7	48.2
Payments on long-term debt	(128.5)	(56.3)
Purchases of treasury stock	(120.9)	(19.0)
Proceeds from exercise of stock options	2.2	2.2
Excess tax benefits of stock-based awards	10.0	1.6
Cash Used in Financing	(18.3)	(30.8)

Effect of Exchange Rate Changes on Cash	(1.9)	1.3

Increase (Decrease) in Cash and Cash Equivalents	$(10.8)	$30.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Paper	$153.9	$121.9	26.3%	$579.3	$516.6	12.1%
Reconstituted Tobacco	64.2	60.9	5.4	236.9	223.6	5.9
Total Consolidated	$218.1	$182.8	19.3%	$816.2	$740.2	10.3%

Operating Profit from Continuing Operations
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2011	2010	2011	2010	2011	2010	2011	2010
Paper	$27.7	$3.4	18.0%	2.8%	$49.0	$37.6	8.5%	7.3%
Reconstituted Tobacco	28.8	23.7	44.9	38.9	90.3	89.2	38.1	39.9
Unallocated	(6.5)	(4.2)			(20.1)	(17.2)
Total Consolidated	$50.0	$22.9	5.3%	12.5%	$119.2	$109.6	14.6%	14.8%

Restructuring and Impairment Expense and Valuation Allowance on Business Tax Credits
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Paper	$5.7	$6.2	$25.3	$13.2
Reconstituted Tobacco	—	—	4.6	0.2
Total Consolidated	$5.7	$6.2	$29.9	$13.4

Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense and Business Tax Valuation Allowance*
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2011	2010	2011	2010	2011	2010	2011	2010
Paper	$33.4	$9.6	21.7%	7.9%	$74.3	$50.8	12.8%	9.8%
Reconstituted Tobacco	28.8	23.7	44.9	38.9	94.9	89.4	40.1	40.0
Unallocated	(6.5)	(4.2)			(20.1)	(17.2)
Total Consolidated	$55.7	$29.1	25.5%	15.9%	$149.1	$123.0	18.3%	16.6%

*Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense and Business Tax Valuation Allowance is a non-GAAP financial measure that is calculated by adding those items back to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Income from continuing operations per diluted share	$2.46	$0.80	$5.16	$3.86
Plus: Valuation allowance on ICMS business tax credits per share	—	—	0.62	—
Plus: Restructuring & impairment expense per share	0.20	0.27	0.61	0.52
Adjusted Income from Continuing Operations Per Share	$2.66	$1.07	$6.39	$4.38

Net income per diluted share	$2.84	$0.75	$5.46	$3.53
Plus: Valuation allowance on ICMS business tax credits per share	—	—	0.62	—
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.20	0.27	0.61	0.52
Included in income / loss from discontinued operations	(0.25)	0.04	(0.19)	0.30
Adjusted Net Income Per Share	$2.79	$1.06	$6.50	$4.35

Income from continuing operations	$41.2	$14.6	$87.6	$71.4
Plus: Interest expense	0.8	0.4	2.6	1.8
Plus: Income tax provision (benefit)	7.7	9.7	31.1	39.8
Plus: Depreciation & amortization	10.6	10.4	43.6	40.0
Less: Amortization of deferred revenue	—	(1.2)	(6.0)	(7.2)
Plus: Valuation allowance on ICMS business tax credits	—	—	15.9	—
Plus: Restructuring & impairment expense	5.7	6.2	14.0	13.4
Adjusted EBITDA from Continuing Operations	$66.0	$40.1	$188.8	$159.2

Cash provided (used) by operating activities of continuing operations	$45.5	$39.4	$87.7	$164.0
Less: Capital spending	(9.0)	(28.0)	(60.9)	(73.7)
Less: Capitalized software costs	(0.1)	(1.0)	(1.3)	(9.3)
Less: Cash dividends paid	(2.4)	(2.7)	(10.1)	(10.8)
Free Cash Flow - continuing operations	$34.0	7.7	$15.4	$70.2

	December 31, 2011		December 31, 2010
Total Debt	$146.0		$51.8
Less: Cash	76.5		87.3
Net Debt (Cash)	$69.5		$(35.5)